Exhibit 3.3

BROOKFIELD REAL ESTATE INCOME TRUST INC.

CERTIFICATE OF CORRECTION

Class C Common Shares

Brookfield Real Estate Income Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

First: The title of the document being corrected is Articles Supplementary (the “Articles Supplementary”). The sole party to the Articles Supplementary is the Corporation. The Articles Supplementary established and fixed the rights and preferences of the Corporation’s Class C common stock, $0.01 par value per share (the “Class C Common Shares”), and were filed with and accepted for record by the SDAT on February 10, 2021. The Articles Supplementary require correction as permitted by Section 1-207 of the Maryland General Corporation Law. The Articles Supplementary being corrected inadvertently omitted certain language in Section 3 thereof regarding the automatic conversion of Class C Common Shares.

Second: Section 3 of the Articles Supplementary as previously filed with the SDAT and to be corrected hereby is as follows:

“(3) Conversion of Class C Common Shares. Each Class C Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class C Conversion Rate on the earliest of (a) a Listing of Class I Common Shares and (b) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets.”

Third: Section 3 of the Articles Supplementary as corrected hereby is as follows:

“(3) Conversion of Class C Common Shares. Each Class C Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class C Conversion Rate on the earliest of (a) a Listing of Class I Common Shares, and (b) a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity, or the sale or other disposition of all or substantially all of the Corporation’s assets, in each case in a transaction in which the Stockholders receive cash, securities listed on a national exchange or a combination thereof.”

Fourth: The undersigned Chief Executive Officer of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 2nd of November, 2021.

ATTEST:		BROOKFIELD REAL ESTATE INCOME TRUST INC.

By:	/s/ Michelle L. Campbell	By:	/s/ Zachary B. Vaughan	(SEAL)
Michelle L. Campbell		Zachary B. Vaughan
Secretary		Chief Executive Officer

Signature page of Certificate of Correction